Exhibit 5.1

Attorneys at Law

641 Lexington Ave. | 14th Floor

New York, New York 10022

Dial: 212.335.0466

Fax: 917.688.4092

info@foleyshechter.com

www.foleyshechter.com

August 25, 2026

HeartSciences Inc.

550 Reserve Street, Suite 360

Southlake, TX 76092

Re:	Proposed Offering of up to Shares of Common Stock Pursuant to the HeartSciences Inc. 2023 Equity Incentive Plan

Ladies and Gentlemen:

We refer to an aggregate of shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of HeartSciences Inc., a Texas corporation (the “Company”), which are the subject of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Shares include 1,003,493 additional shares of Common Stock issuable under Company’s 2023 Equity Incentive Plan (as amended, the “Plan”), being registered pursuant to the Registration Statement, and include 1,289,000 Shares offered by the Selling Stockholders (as defined in the Registration Statement), consisting of 190,000 Shares underlying restricted stock units, 495,000 shares of restricted Common Stock and 604,000 options to purchase Shares, in each case issued by the Company to the Selling Stockholders under the Plan. The Shares subject to the Registration Statement are to be issued under the Plan.

In connection herewith, we have examined the Plan and the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Amended and Restated Certificate of Formation and Bylaws, each as currently in effect, and such other corporate records, agreements and instruments of the Company, and certificates of public officials and officers of the Company, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.

When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Registration Statement and certificates or statements of appropriate representatives of the Company.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued, paid for, if such payment is required by the applicable award agreement, and delivered pursuant to the terms and in the manner set forth in the Plan and any relevant agreements thereunder, and assuming that the Shares have been and remain duly reserved for issuance within the limits of the Common Stock then remaining authorized but unissued, the Shares will be validly issued, fully paid and nonassessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinion set forth herein is further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions: our opinion herein reflects only the application of the laws of the State of Texas and the State of New York. We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

This opinion letter is being delivered by us in connection with the filing of the Registration Statement with the Commission. We do not render any opinions except as set forth above. We hereby consent to the inclusion of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement. In giving this consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Foley Shechter Ablovatskiy LLP